Exhibit 99.1

Iridex Announces Record Third Quarter 2022 Financial Results

Company Announces FDA Clearance of new Iridex Pascal® Scanning Laser Platform

MOUNTAIN VIEW, Calif., November 10, 2022 -- Iridex Corporation (Nasdaq: IRIX), a provider of innovative ophthalmic laser-based medical products for the treatment of glaucoma and retinal diseases, today reported financial results for the third quarter ended October 1, 2022.

Third Quarter 2022 Highlights

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Total revenue of $14.6 million, a record third quarter revenue, and an increase of 10% over the prior year period
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Gross Margin was 44.1% compared to 43.6% in the prior year period
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Cyclo G6® product family revenue of $3.5 million, an increase of 10% year-over-year
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13,680 Cyclo G6 probes sold, a 2% increase year-over-year
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54 Cyclo G6 Glaucoma Laser Systems sold, compared to 42 in the prior year quarter
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Retina product revenue increased to $8.8 million or 13% year-over-year
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Net Cash use of $2.1 million resulting in cash balance on October 1, 2022 of $15.9 million
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Introduced Sweep Management software for Cyclo G6, privately previewed new suite of laser systems for the treatment of retinal disease and hosted eight physician presentations highlighting the benefits of IRIDEX’s product portfolio at the American Academy of Ophthalmology annual meeting
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Received FDA Clearance of next -generation Iridex Pascal Scanning Laser System

“Our third quarter results were driven by continued gains in our retina laser portfolio plus a rebound in glaucoma systems placements, demonstrating increased clinical appetite for adoption of our non-incisional laser procedures,” said David Bruce, President and CEO. “We are especially pleased with our retina results, which clearly demonstrate that the investments we have made over the last two years in product and sales improvements are clearly bearing fruit by creating value in the retina business segment. Now, with FDA clearance of our new Pascal platform, we have strengthened our competitive and clinical position even further. We look forward to our first shipments this fourth quarter, and sharing more information in the weeks ahead.

In glaucoma, we are encouraged that the U.S. growth rate increased to 6% and are working to improve our international glaucoma probe utilization, which has lagged our expectations for a second half rebound. We continue to focus on key initiatives to drive utilization globally including increasing awareness of our updated dosing guidance and Sweep Management software, educating clinicians on the benefits of the use of MPTLT earlier in the glaucoma treatment algorithm, adding new users at existing surgery centers, broadening clinical evidence and advancing the China Cyclo G6 launch. We are confident execution of these initiatives can accelerate growth in the U.S. and internationally.”

Third Quarter 2022 Financial Results

Revenue for the three months ended October 1, 2022, increased 10% to $14.6 million from $13.3 million during the same period of the prior year.

Total product revenue from the Cyclo G6 glaucoma product family was $3.5 million, 10% higher than the third quarter of 2021. The year-over-year increase was driven by higher G6 systems sold in the U.S. and OUS and an increase in U.S. probe sales.

Retina product revenue in the third quarter was $8.8 million compared to $7.8 million in the prior year, an increase of 13%, driven by strength in both medical retina and Pascal® system sales. Other revenue, which includes royalties, services, and other legacy products, increased 4% to $2.4 million in the third quarter of 2022 compared to the prior year.

Gross profit for the third quarter of 2022 increased 12% to $6.5 million, or a 44.1% gross margin, compared to $5.8 million and 43.6% gross margin in the same period of the prior year.

Operating expenses for the third quarter of 2022 increased 3% to $8.2 million compared to $7.9 million in the same period of the prior year. The increase is the result of the expansion of sales and marketing programs.

Net loss for the third quarter of 2022 was $1.8 million, or $0.11 per share, compared to a net loss of $2.2 million or $0.14 per share, in the same period of the prior year.

Cash and cash equivalents as of October 1, 2022 totaled $15.9 million. Cash reduction during the quarter of $2.1 million includes net $0.5 million increase in inventories and related pre-orders to mitigate potential supply-chain issues.

Updated Guidance for Full Year 2022

Iridex continues to expect total revenue for fiscal year 2022 to range from $56 million to $58 million, reflecting growth of 4% to 8% over fiscal year 2021. The Company continues to expect Glaucoma Laser System installed base to expand by 225 to 250 systems in 2022. Cyclo G6 probe unit sales are expected to be about 60,000 versus the previous guidance of 61,000 to 63,000.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET. Individuals interested in listening to the conference call may do so by registering here (https://register.vevent.com/register/BIc617990f00854409a04f03f01d3647db). Participants are required to register at a minimum 15 minutes before the start of the call. To listen to the live webcast and a replay, please visit the “Investors” section of the Company’s website at: www.iridex.com.

About Iridex

Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning clinical and commercial momentum, market adoption and expansion, demand for and utilization of the Company's products, financial guidance and results and expected sales volumes. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 15, 2022.

Investor Relations Contact

Philip Taylor

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2022	2021	2022	2021

Total revenues	$14,635	$13,264	$41,777	$38,649
Cost of revenues	8,175	7,482	23,073	21,820
Gross profit	6,460	5,782	18,704	16,829

Operating expenses:
Research and development	1,687	1,788	5,725	4,625
Sales and marketing	4,445	3,914	13,352	10,542
General and administrative	2,023	2,237	5,759	6,798
Total operating expenses	8,155	7,939	24,836	21,965

Loss from operations	(1,695)	(2,157)	(6,132)	(5,136)
Other (expense) income, net	(58)	-	(216)	2,378
Loss from operations before provision for income taxes	(1,753)	(2,157)	(6,348)	(2,758)
Provision for income taxes	14	8	51	24
Net loss	$(1,767)	$(2,165)	$(6,399)	$(2,782)

Net loss per share:
Basic	$(0.11)	$(0.14)	$(0.40)	$(0.18)
Diluted	$(0.11)	$(0.14)	$(0.40)	$(0.18)

Weighted average shares used in computing net loss per share:
Basic	15,986	15,824	15,921	15,272
Diluted	15,986	15,824	15,921	15,272

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	October 1,	January 1,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$15,856	$23,852
Accounts receivable, net	9,744	9,716
Inventories	10,765	7,614
Prepaid expenses and other current assets	1,984	1,071
Total current assets	38,349	42,253
Property and equipment, net	435	428
Intangible assets, net	2,061	2,205
Goodwill	965	965
Operating lease right-of-use assets, net	1,862	2,565
Other long-term assets	1,287	271
Total assets	$44,959	$48,687

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,640	$3,399
Accrued compensation	2,862	3,192
Accrued expenses	1,705	1,575
Other current liabilities	841	1,098
Accrued warranty	142	100
Deferred revenue	2,431	2,355
Operating lease liabilities	1,012	927
Total current liabilities	13,633	12,646

Long-term liabilities:
Accrued warranty	91	58
Deferred revenue	12,172	10,930
Operating lease liabilities	961	1,729
Other long-term liabilities	27	25
Total liabilities	26,884	25,388

Stockholders' equity:
Common stock	169	168
Additional paid-in capital	86,286	85,255
Accumulated other comprehensive income	188	45
Accumulated deficit	(68,568)	(62,169)
Total stockholders' equity	18,075	23,299
Total liabilities and stockholders' equity	$44,959	$48,687